EXHIBIT 23.01

            Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Delta and Pine Land Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-21049, 333-74168, 333-123621 and 333-132985) on Form S-8 of Delta and
Pine Land Company of our reports dated November 13, 2006, with respect to the consolidated balance sheets of Delta and Pine Land Company and subsidiaries as of August 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2006, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of August 31, 2006 and the effectiveness of internal control over financial reporting as of August 31, 2006, which reports appear in the August 31, 2006 Annual Report on Form 10-K of Delta and Pine Land Company.

Our reports dated November 13, 2006 contain an explanatory paragraph stating that the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective September 1, 2005.

                                          /s/ KPMG LLP

Memphis, Tennessee
November 13, 2006